Exhibit 14.1

SPECIAL DEVICES, INCORPORATED

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

I.                                         Introduction

This Code of Ethics for Senior Financial Officers (the “Code”) applies to the Senior Financial Officers of SPECIAL DEVICES, INCORPORATED (the “Company”) and its subsidiaries.  The term “Senior Financial Officer”, as used in this Code, means the Company’s Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and any other person performing similar functions, as provided by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).  This Code is intended to supplement the Company’s General Code of Ethics which applies to all employees.  This Code provides general guidance for appropriate conduct, and it does not supersede specific policies that are set forth in other Company policy statements.

The purpose of this Code is to deter wrongdoing and to provide guidance to the Company’s Senior Financial Officers to promote the following:

•                                          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                          full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•                                          compliance with applicable governmental laws, rules and regulations;

•                                          prompt internal reporting to an appropriate person or persons identified in this Code of violations of this; and

•                                          accountability for adherence to this Code.

Each day, you are faced with making decisions that will affect the Company’s business.  You are obligated to comply with the Code guidelines and should avoid even the appearance of unethical or unprofessional behavior.  To that end, you should seek advice from any member of the Audit Committee who is not a Senior Financial Officer when faced with a situation that may violate or give the appearance of violating this Code.

II.                                     Honest and Ethical Conduct

The Company expects and requires ethical behavior from the Senior Financial Officers.  You are expected to act in the best interests of the Company.  Further, you must engage in and promote honest and ethical conduct, including handling actual or apparent conflicts of interest in an ethical manner, and act with honesty and integrity.

III.                                 Conflicts of Interest

A conflict of interest exists when your personal interests interfere with, or give the appearance of interfering with, the interests of the Company.  In the best interests of the Company, you must avoid actual or apparent conflicts between your personal interests and those of the Company, including incurring improper personal benefits as a result of your position.  In addition, you should not use corporate assets, information or your position for personal gain.  Conflicts of interest may manifest themselves in many ways and may reach farther than just the person employed by the Company.  In fact, many conflicts arise as a result of situations involving your relative.

IV.                                Accuracy of Reporting

A.                                   Generally

The Company is required to comply with federal and state laws and regulations with respect to accuracy in the information it reports to the SEC and communicates to the public.  The Company’s financial statements are relied upon both internally and externally by individuals making business or investment decisions.  Accuracy and candor is critical to the financial health of the Company.  Senior Financial Officers must help to ensure that all of the Company’s periodic reports and public statements contain full, fair, accurate, timely and understandable disclosure.  Anyone who becomes aware of inaccuracies contained in the Company’s published reports and public statements, or material omissions from the Company’s published reports and public statements is required to immediately report such inconsistencies or omissions to the Audit Committee in accordance with the procedures set forth in Section VI of this Code.

B.                                     Financial Reporting Obligations of Senior Financial Officers

As a Senior Financial Officer, you are charged with the responsibility of helping to ensure that the financial statements, reports and other documents filed or submitted to the SEC as well as other public communications made by the Company (collectively, “SEC Reports and Public Documents”) are accurate and fairly disclose the Company’s assets, liabilities and other material transactions engaged in by the Company.  You are responsible for helping to ensure that the SEC Reports and Public Documents meet the following requirements:

•                                          SEC Reports and Public Documents must, in reasonable detail, accurately and fairly reflect the transactions engaged in by the Company and acquisitions and dispositions of the Company’s assets.

•                                          SEC Reports and Public Documents must not contain any untrue statement of material fact that would make the statements in the SEC Reports and Public Documents misleading.

•                                          Financial reports must be prepared in accordance with, or reconciled to, Generally Accepted Accounting Principles and applicable SEC rules, including the SEC accounting rules.

•                                          SEC Reports and Public Documents must contain full, fair, accurate, timely and understandable disclosure.

In order to fulfill these requirements, you are obligated to review drafts of SEC Reports and Public Documents and to correct any inaccuracies or mistakes in consultation with the other Senior Financial Officers.  Furthermore, if you later become aware of any inaccuracies or mistakes in the published SEC Reports and Public Documents, you are responsible correcting any inaccuracies or mistakes in consultation with the other Senior Financial Officers.  If the other Senior Financial Officers do not adequately cure or support the cure of the inaccuracy or mistake, you are responsible for reporting it to the Audit Committee in accordance with the procedures set forth in Section VI of this Code.

In addition, you are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the SDI’s independent auditors for the purpose of rendering the Company’s financial statements misleading.

Finally, you are required to respect the confidentiality of information acquired in the course of the performance of your responsibilities.

V.                                    Compliance with Laws, Rules and Regulations

The Company’s continued and current success largely depends upon its reputation for engaging in its business in an ethical and legal manner.  Therefore, all Senior Financial Officers must comply with both the letter and spirit of federal, state and local laws, rules and regulations applicable to the Company’s business.

VI.                                Responsibility for Reporting Code Violations

The Company has established a reporting system that requires Senior Financial Officers to report violations of any of the policies set forth in this Code.  These mandatory reporting obligations apply whether or not the reporting person was personally involved in the alleged violation of the policies set forth in this Code.

Upon observing or learning of any violation of the policies set forth in this Code, Senior Financial Officers must report the same by writing a letter describing the suspected violation with as much detail as possible and sending the letter to any or all member(s) of the Audit Committee.  The reporting person is required to sign the letter, unless the letter relates to questionable accounting, internal accounting controls or auditing matters, in which case the letter may be submitted on a confidential anonymous basis.  The letter will be treated confidentially by the Company unless disclosure is required or deemed advisable by the Company in connection with any actual or potential governmental investigation or unless advised by the Company’s outside counsel that disclosure would be in the interest of the Company.  Anonymous letters will not normally be investigated, unless the correspondence concerns questionable accounting or auditing matters.  All letters should contain as much specific detail as possible to allow the Company to conduct an investigation of the reported matter.

Any member of the Audit Committee who receives such a letter shall immediately contact the Chairman of the Audit Committee, who shall distribute the letter to all members of the Audit Committee as necessary.

Once the Company receives notice of a suspected violation of this Code, the Company shall promptly begin an investigation.  Such investigation shall be supervised by the Audit Committee.  Once a violation is found to exist, the individual(s) who participated in the violation shall be subject to disciplinary action.

The Company will not condone any form of retribution upon any Senior Financial Officer who uses the reporting system in good faith to report suspected wrongdoers, unless the individual reporting the violation is one of the violators.  The Company will not tolerate any harassment or intimidation of any Senior Financial Officer using the reporting system.  The Company will also exercise disciplinary action against any Senior Financial Officer who is found to have intimidated or harassed a person who has reported a suspected violation in good faith.

VII.                            Compliance; Administration

As a condition of employment and continued employment, each Senior Financial Officer must accept the responsibility of complying with the foregoing policies and acknowledge his or her receipt of the Code by executing the Acknowledgement attached hereto.

Any Senior Financial Officer who violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company believes to be appropriate under the circumstances.  The Audit Committee will make the determination as to penalties applicable to Senior Financial Officers for Code violations.

VIII.                        Amendments; Waiver

The Company reserves the right to amend, waive, or alter the policies set forth in the Code at any time.  Any amendment to the Code or waiver or implicit waiver of any provision of the Code for Senior Financial Officers requires the approval of the Audit Committee and a majority of the Company’s directors.  Unless the SEC rules and regulations otherwise provide, amendments and waivers of any provision of the Code applicable to Senior Financial Officers must be promptly disclosed in accordance with SEC regulations.  Unless the SEC rules and regulations otherwise provide, the term “waiver” means the Company’s approval of a material departure from provision of the Code; and the term “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been known to an executive officer of the Company.

Adopted: November 10, 2004.

SPECIAL DEVICES, INCORPORATED

/s/ THOMAS W. CRESANTE

	By:	Thomas W. Cresante

	Its:	President and Chief Executive Officer

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Code of Ethics for Senior Financial Officers (the “Code”) of Special Devices, Incorporated.  I have read the Code and understand and acknowledge that I may be subject to disciplinary action including, but not limited to suspension, dismissal, or any other action, including legal action, by Special Devices, Incorporated in the event of my violation of the Code.

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